Exhibit 4.116

Schedule 1	Serial No.: 53010420100000014

ABCS [2009] 1002

Agricultural Bank of China

Fixed Assets Loan Contract

Dear clients,

To protect your rights and interests, please carefully read all terms (those in bold type in particular), be attentive to your rights and obligations prescribed in the Contract before signing this Contract. In case of any query, please consult the lending bank.

Content

1	Definition	3

2	The Borrower’s Undertakings	4

3	Basic Terms	5

4	Supplementary Clauses	14

5	Legal Liabilities	16

6	Miscellaneous	17

The Borrower (full name): Yunnan Huabang Electric Power Development Co,. Ltd.

Domicile (address): No.171 Tuanjie Road, Mangshi, Luxi City, Dehong Prefecture

Legal Representative / Person in Charge: JOHN DOUGLAS KUHNS

Postal Code: 679300

Handling Person: Luo Yuejin

Tel No.: 2127078

Fax No.: 2127078

The Lender (full name): Yingjiang Sub-branch of the Agricultural Bank of China Limited

Domicile (address): No.18 Yongsheng Road, Pingyuan Town, Yingjiang County

Legal Representative / Person in Charge): Yang Wanming

Postal Code: 679300

Handling Person: Ye Shenghong

Tel No.: 8118328

Fax No.: 8118328

The Borrower applies for a fixed assets loan from the Lender in order to purchase the Husa River Cascade 3 Hydroelectric Station, Cascade 4 Hydroelectric Station and Mangxian Hydroelectric Station. The two Parties have reached an agreement through consultations and hereby enter into this Contract.

1	Definition

Unless provided otherwise, the following terms shall have the following meanings in this Contract:

1.1

“Term of the Loan” means a period including the total loan period and the single loan instalment period. The total loan period means a period from the date of the first provision of the loan to the date of repayment of all the principal and interest of the loan by the Borrower in accordance with the terms of this Contract. The single loan installment period means a period from the date of provision of the single loan installment among a number of utilizations to the date of repayment of all the principal and interest of this particular loan installment by the Borrower as agreed.

1.2	“Availability Period” means the period in which the Borrower may make the utilization according to the terms of the Contract, including the extended period agreed by both Parties after consultations.

1.3	“Utilization Date” means the date on which each loan installment is transferred to the account of the Borrower.

1.4

“Repayment Period” means the period from the date of repayment of the principal and interest of the first loan installment by the Borrower as agreed in the Contract to the date of repayment of all the principal and interest of the loan, including the period re-determined after consultations by both Parties.

1.5	“Project Construction Period” means the period from the date of commencement of the construction of the Project to the date of completion of the construction of the Project.

1.6	“Project Operation Period” means the period from the date of completion of the construction of the Project to the end of the operation period.

1.7

“Project Completion” means that the Project under this Contract has passed the acceptance inspection (including the acceptance inspection of the engineering quality and the overall acceptance inspection which must be conducted according to relevant provisions) conducted by the relevant authorities and been delivered for use.

1.8	“Day” means business day. If the last day of the period is a statutory festival or public holiday, it may be extended to the first business day after that festival or public holiday.

1.9	“LIBOR / HIBOR” means the London / Hong Kong interbank offered rate announced by the Reuters of the period corresponding to 2 business days before the interest period.

1.10	“Loan Ratio” means the ratio of the loan amount provided by the Lender for this Project against the total loan amount for this Project.

1.11	“Total Project Investment” means the sum of the fixed assets investment necessary for the proposed Project and the basic working capital, reflecting the total amount of funds needed for the Project.

1.12	“Laws and Regulations” means laws, administrative regulations, local regulations, rules, judicial interpretations and any other provisions that have the legal effect.

2	The Borrower’s Undertakings

The Borrower undertakes:

2.1

The Project construction and the loan application are legitimate and in compliance with Laws and Regulations: It is an enterprise (public institution) with the legal person status established under and registered with competent authorities in accordance with laws or any other entity entitled to act as a borrower in accordance with relevant state provisions. It has met the requirements of the state that it has the qualifications of the principal investor and operator for the proposed Project investment. It and its controlling shareholder (the legal person of the newly-established Project) are of good standing, and free of any material bad records. The purpose and the source of funds for repayment are clear and legal. The Project is in compliance with relevant state policies in terms of industry, land and environment, etc., and has carried out procedures for legal management, leasing or selling of the fixed assets investment project in accordance with relevant provisions. It has abided by the state provisions in respect of the investment project capital funds. It has paid relevant fees in accordance with Laws and Regulations and the terms of this Contract, and has committed no violation of any Laws and Regulations.

2.2

The execution of this Contract is free of any defects: It has carried out all procedures necessary for the execution of this Contract and performance of its obligations under this Contract in accordance with Laws and Regulations and the articles of association of the company. The signatory of this Contract or the person affixing the official seal on this Contract must be the legal representative / person in charge or authorized representative of the Borrower. It will actively assist the Lender in conducting the procedures for the approval, registration or filing of this Contract. There exists no defect with the effectiveness of the Loan Contract caused by any other reasons that might be attributed to it.

2.3

The security provided is legitimate and effective: It ensures that the guarantor has carried out necessary procedures in accordance with Laws and Regulations and the articles of association of the company in order to execute this Contract or perform its obligations under this Contract. The guarantor has the right to create the security with this collateral. The signatory of the security contract must be a person who has the authority to sign such contract. It will urge the guarantor to actively carry out, or assist the Lender to carry out, the procedures for the approval, registration or filing for the security contract as well as the security. There exists no defect with the effectiveness of the security contract, nor any circumstance that may result in any material adverse change.

2.4

It will exercise its rights and perform its obligations under the Contract in good faith: It will utilize the loan in a legitimate manner in accordance with the Term, purpose, form as agreed in the Contract, and will not use the loan for any illegal activities. It will actively cooperate with relevant competent government departments and the Lender in conducting supervision and inspection on the loan and the security. It will repay the loan in full in a timely manner in accordance with the terms of the Contract, and will not evade debts in whatever form. There exists no circumstance that contravenes its obligations under the Contract.

2.5	All documents and information in respect of the Lender, guarantor, shareholders, the Project and financial matters are truthful, complete, accurate, legal and effective.

3	Basic Terms

3.1	Loan

	3.1.1	Purpose: purchasing the Husa River Cascade 3 and Cascade 4 hydroelectric stations as well as the Mangxian Hydroelectric Station.

	3.1.2	Currency and amount (spelt out): RMB fifty million.

	3.1.3	the total loan period: eight years (spelt out) (year / month).

3.2	Interest rate, default interest rate and compound interest rate

	3.2.1	Interest rate

		3.2.1.1	In the case of the loan in RMB, the interest rate shall be determined by (B) below:

(1)

Fixed interest rate: to be calculated from __________(Utilization Date of each loan installment / date of execution of this Contract) of _______________ (the single loan instalment period / the total loan period) to the date when the loan is due at the benchmark interest rate ______(plus / minus) ____% of the same period and the same category announced by the People’s Bank of China;

(2)

Floating interest rate: to be calculated from Utilization Date of each loan installment (Utilization Date of each loan installment / date of execution of this Contract) of the single loan instalment period (the single loan instalment period / the total loan period) to the date when the loan is due at the benchmark interest rate plus (plus / minus)  20 % of the same period and the same category announced by the People’s Bank of China. The circle of time of adjustment of the floating interest rate is twelve (spelt out) months. Commencing on the date, corresponding to the date of the loan, of the first month of the next circle of the adjustment of RMB benchmark interest rate of the People’s Bank of China, the loan interest rate will be determined by the benchmark interest rate of the same period and the same category after the adjustment, and the Lender may not separately notify the Borrower of the same. In case of absence of such a corresponding date, the last Day of that month will be deemed as the corresponding date of the loan.

(3) Others: _________________________________________________.

		3.2.1.2	In the case of the loan in foreign currency, the interest rate shall be determined by ______ below:

		(1)	The floating loan interest rate of the _____(spelt out) months on the basis of the interest spreads of _____________ (LIBOR / HIBOR) plus ____% of ____ (spelt out) months;

		(2)	The annual interest rate of ____% shall apply until the date of expiry of the loan;

		(3)	Others: _________________________________________________.

3.2.2	Methods of interest calculation and settlement

3.2.2.1

The interest on the loan shall be calculated on a quarterly (monthly / quarterly) basis, and the date of interest settlement shall be the 20th of each last month of the quarter (month / last month of the quarter).

3.2.2.2

For the loan subject to the fixed interest rate, the interest shall be calculated on the basis of the agreed rate. For the loan subject to the floating interest rate, the interest shall be calculated on the basis of the contemporary interest rate of each floating period. If the interest rate fluctuates several times in a single interest period, first calculate the interest of each floating period, then add up interest of all those periods. If other interest rate is adopted, calculate the interest in an agreed way.

3.2.2.3

If the date of expiry of the loan is a statutory festival or public holiday, the date of repayment may be extended to the first business day after that festival or public holiday. Interest of the extended period shall be calculated on the basis of agreed interest calculation method.

3.2.3	Default interest

3.2.3.1

If the Borrower fails to repay the principal of the loan as scheduled in the Contract, the Lender shall increase and collect an additional fifty (spelt out) percent of the agreed interest rate as a default interest on the due amount of the loan from the date of default until the date of full repayment of the principal and interest of the loan.

3.2.3.2

If the Borrower uses the loan for a purpose other than that specified in the Contract, the Lender shall increase and collect an additional one hundred (spelt out) percent of the agreed interest rate on the amount of the loan misused from the date of default until the date of full repayment of the principal and interest of the loan.

	3.2.3.3	If a loan is not repaid as scheduled and used for any other purpose other than that specified in the Contract, the default interest shall be the higher of them.

3.2.4	Compound interest

If the Borrower fails to repay the interest as scheduled, the Lender shall calculate and collect the interest at the compound interest rate on a monthly (quarterly / monthly) basis from the date of default. If the Borrower fails to repay the interest as scheduled before the expiry date of the loan, it shall calculate and collect the interest at the compound interest rate as specified in the Contract. If the Borrower fails to repay the interest after the expiry date of the loan, it shall calculate and collect the default interest at the compound interest rate as specified in the Contract. If the Borrower uses loan in breach of contract or fails to repay the interest as scheduled during the period of default, it shall calculate and collect the default interest at the compound interest rate as specified in the Contract.

3.3	Utilization and payment of the loan

	3.3.1	Utilization conditions

Where the Borrower applies for utilization, it shall simultaneously satisfy the following conditions:

(1)

The Borrower must have the qualification of a borrower, and its relevant decision body or authorised body has duly adopted a resolution to obtain a loan, and the approval of the resolution has been obtained from relevant authorities;

(2)

The Borrower of the Project loan has carried out legal management procedures for the Project, including but not limited to obtaining the approval or filing documents of the government departments, as well as legal documents in respect of environmental protection, land and planning, etc. Its loan of working capital for the Project has satisfied requirements of relevant state authorities;

(3)

In respect of the loan to be used for the real estate development projects, the Certificate of the State-owned Land Use Rights, the Construction Land Planning Permit, the Construction Works Planning Permit and the Construction Works Commencement Permit concerned with such projects have been obtained; in case the sale or pre-sale has commenced, Sale/Pre-sale Permit shall be obtained; land premiums and relevant fees have been paid off;

(4)

The source of capital funds for the Project shall be in compliance with Laws and Regulations, and have been all (all / partially) in place before the funding of the loan. If the actual investment for the Project exceeds the planned amount and the Lender has provided more funds, the increased capital funds for the Project shall all (all / proportionally) be in place before the funding of the loan. The work progress of the Project shall match the amount of funds provided;

		(5)	The security-related procedures required by the Lender have been appropriately conducted, and the security shall be legal and effective;

		(6)	The purpose of the loan shall be in compliance with Laws and Regulations, the loan contract and the transaction contract;

(7)

The undertakings made by the Borrower on the date of execution of the Contract shall, on each utilization, be truthful, effective, and free of any material or substantial adverse change, nor any other material adverse circumstance which may affect the performance of this Contract;

		(8)	Other agreements: _________________________________________.

	3.3.2	Form of utilization

		3.3.2.1	The utilization of the loan shall adopt (1) below:

(1) In the case of onerous utilization, adopt (ii) below:

(i) The Utilization Date shall be ____________;

(ii) The Utilization Period shall commence on 27 August 2010 and end on 26 August 2011;

(2)

In the case of utilization by instalment, the Utilization Period shall commence on __________ and end on ___________. The detailed utilization plan shall be as follows: ______________________________, of which the amount of the loan drawn in the period from ________________ to _______________ must not be less than __________________.

If the Borrower fails to carry out the procedures for utilization on the Utilization Date, Utilization Period or the utilization plan as specified in the Contract, nor does it apply for the postponement of utilization, the Lender shall have the right to notify the Borrower to carry out relevant procedures in a designated period of time. If the Borrower fails to do so, the Lender may cancel all or part of the unutilized loan, and collect  5 % of the cancelled loan as an indemnity fee, and may reconsider whether to provide the loan or not and the conditions for utilization. If the Borrower fails to draw the minimum amount of the utilization as agreed in the agreed period, the Lender shall have the right to notify the Borrower to draw the loan in a designated period of time. If the Borrower fails to do so, the Lender may collect  5 % of the minimum amount of utilization as an indemnity fee, and may reconsider whether to provide the loan or not and the conditions for utilization.

3.3.2.2

When the Borrower conducts utilization, it shall submit a written utilization notice  3  Days in advance. If the Borrower needs to adjust its utilization plan, it shall apply to the Lender  3  Days in advance, and the adjustment may take place upon the consent of the Lender.

3.3.3	Payment of the loan

	3.3.3.1	Payment on entrustment

3.3.3.1.1

In occurrence of any one of the following circumstances, the Borrower may entrust the Lender to provide the loan to its transaction counterparty to be used for the purpose specified in this Contract and the transaction contract:

		(i)	The amount of a single utilization exceeds 5% of the Total Project Investment;

		(ii)	The amount of a single utilization exceeds RMB5,000,000 (including the equivalent in foreign currency);

		(iii)	Other circumstances as agreed by both Parties: _________________

3.3.3.1.2

In the event of payment on entrustment, the Borrower shall send to the Lender a utilization request and the Notification of Payment of Loans on Entrustment 2 Days in advance, together with relevant materials required by the Lender. After examination and approval, the Lender may provide the loan directly to the transaction counterparty of the Borrower via the account of the latter. If the Borrower’s utilization request fails to meet the conditions of utilization specified in the Contract, or the request for the payment of the loan on entrustment is not in compliance with the terms of the Contract, or the transaction materials are not complete or not truthful, the Lender may elect not to provide the loan requested. If this results in the Borrower’s default to its transaction counterparty or any other damages, the Lender shall assume no liability.

3.3.3.1.3

In the event of payment on entrustment for the Project financing, the Lender may, if necessary, inspect the equipment manufacturing, the progress of the construction together with the Borrower, independent intermediary agency designated by the Lender and the contractor, and fund the loan in accordance with their joint statement in compliance with the agreements between them.

3.3.3.1.4

If the Borrower applies to delay the payment or withdraw the payment on entrustment, it shall notify the Lender in writing before the payment made by the Lender. After examination and approval, the Lender may suspend the payment on entrustment, and recover the relevant loan.

3.3.3.1.5

If the Borrower’s creditability decreases, or the Borrower fails to repay the loan, or the work progress of the Project is lagged behind the use of the proceeds, or the Borrower avoids the payment on entrustment by the Lender by way of breaking up the whole into parts, the Lender may discuss conditions for additional loan grant and payment, or cessation of loan grant and payment.

3.3.3.1.6

Payment on entrustment must not be attached with any conditions. If the Borrower attaches any condition to its Notification of Payment of Loans on Entrustment, such condition shall not constitute any obligation to the Lender. Unless otherwise agreed in writing by the two Parties, the Lender shall not be obliged to notify the recipient of the loan when providing loans on entrustment, suspending provision of the loan, withdrawing the loan, or restoring provision of the loan.

		3.3.3.2	Discretion to issue the loan

Except the provisions in Clause 3.3.3.1.1 and Clause 4.1.1 of this Contract, after a loan is delivered into the account of the Borrower, the Borrower shall have the discretion to issue the loan in accordance with the Contract. The Borrower shall inform the Lender the issuance of the loan if so required by the Lender. The Lender may verify whether the loan provided is used for the purpose as agreed by way of account analysis, checking evidential documents, on-spot investigation, etc.

3.4	Repayment of the loan

	3.4.1	Source of repayment

The Borrower shall repay the principal and interest of the loan with its own assets, including but not limited to:

		(1)	revenue from this Project;

		(2)	depreciation and amortization;

		(3)	general income of the Borrower.

	3.4.2	Repayment plan

The Borrower shall pay the interest in full as scheduled, and repay the principal of the loan in the form of (2) below (the first two methods may be used together with the method 3):

	(1)	repaying the principal in a lump sum; the date of repayment shall be ________;

(2)

repaying the principal by instalment; the detailed repayment plan is as follows: each year from 2011 to 2012, repaying RMB 500,000 in the first quarter, RMB 500,000 in the second quarter, RMB 500,000 in the third quarter, RMB 500,000 in the fourth quarter; each year from 2013 to 2017, repaying RMB 1,000,000 in the first quarter, RMB 3,000,000 in the second quarter, RMB 3,000,000 in the third quarter, RMB 1,000,000 in the fourth quarter; in 2018, repaying RMB 1,000,000 in the first quarter, RMB 3,000,000 in the second quarter, RMB 2,000,000 in the third quarter, and clear all payments before the expiry date of the loan.

(3)

When _______________________ (the revenue from leasing and selling of the Project reaches RMB_______ / the ratio of the leasing and selling reaches______%, etc.), the Borrower shall repay the due loan with ____% of the revenue from leasing and selling of the Project; When ___________________ (the revenue from the Project reaches RMB_______ / the ratio of the leasing and selling reaches______%, etc.), the Borrower shall repay all the loan.

3.4.3	Form of repayment

3.4.3.1

The Borrower shall deposit the due principal and interest of the loan of the current period into the repayment account designated by the Lender, and irrevocably authorize the Lender to collect the payment. If the balance in the designated repayment account is insufficient, the Lender shall collect such payment from any other accounts opened by the Borrower with the institutions of the Lender in accordance with laws.

3.4.3.2

If the Lender exercises the set-off right according to law or the terms of the Contract, the demurrer period shall be seven Days, commencing from the date of notification to the Borrower in written or oral form or otherwise.

3.4.4	Order of repayment

	3.4.4.1	Unless agreed otherwise by the Parties, the repayment of the Borrower shall be made in the following order:

(1) The Borrower expressly pinpoints a particular loan that should be repaid, repay such a loan;

(2)

If the Borrower has not pinpointed any particular loan to be repaid, and there exists a number of due debts between the Borrower and the Lender and the Borrower’s amount of repayment is not sufficient to clear all the due loans, the order of debts to be repaid by the Borrower and the order of such debts to be set off shall be determined by the Lender;

(3)

If the Lender exercises its right to set off any debt to the Borrower in accordance with law or the terms of the Contract, the debts to be set off and the order of such debts to be set off shall be determined by the Lender. If the Lender exercises the subrogation in accordance with laws, the debts to be repaid with the funds paid by the secondary creditors to the Lender and the order of such debts to be set off shall be determined by the Lender.

	3.4.4.2	If the Borrower’s amount of repayment is not sufficient to clear the due loans, the Lender may elect to use such amount for the repayment of the principal,

interest, default interest, compound interest or the costs for materializing the creditor’s rights.

	3.4.5	Prepayment

3.4.5.1

Where the Borrower prepays the loan, it shall submit a written request to the Lender 3 Days in advance. Once approved, it may make prepayment. The order of debts to be prepaid shall apply to the Clause 3.4.4 of this Contract.

		3.4.5.2	Where the Borrower prepays the loan, the interest on the part to be repaid shall be calculated according (1) below, and the interest shall be paid together with the principal:

			(1)	The interest is calculated on the basis of actual single (total/single) loan period and the agreed interest rate;

			(2)	The interest is calculated on the basis of actual ______ (total/single) loan period and interest rate plus ____% as agreed in the Contract;

			(3)	Others: ________________________________________________.

		3.4.5.3	Where the Borrower prepays the loan, the repaid principal must not be less than RMB 1,000,000 , and should be the integral multiple of RMB 1,000,000.

		3.4.5.4	Where the Borrower prepays the loan, the Lender may charge a service fee for the prepayment of the Borrower, which shall be calculated according to the formula of (1)below:

			(1)	remaining Term (taking month as unit; if the period is less than a month, it shall be taken as a month) X amount of prepayment X 1‰

			(2)	Others: __________________________________________________.

		3.4.5.5	Where the Borrower prepays part of the loan, the remaining part shall still be subject to an interest calculated at the loan interest rate agreed in the Contract.

	3.4.6	Extension

If the Borrower is unable to repay a loan in accordance with the agreed repayment schedule, it may request to the Lender for an extension. The Borrower shall submit the request to the Lender 15 Days in advance of the due date of that loan. If agreed by the Lender, the two Parties shall enter into an extension agreement.

3.5	Vouchers of the loan

The vouchers of the loan shall be an integral part of this Contract. In case the loan amount, utilization amount, repayment amount, date of the loan, date of repayment, or loan interest rate in this Contract is inconsistent with that in the vouchers of the loan, the latter shall prevail.

3.6	Security

3.6.1

The form of security for the loan under this Contract is as follows: The entire assets of the Husa River Cascade 3 Hydroelectric Station, Cascade 4 Hydroelectric Station and the Mangxian Hydroelectric Station owned by Yingjiang County Qinrui Husahe Hydropower Co., Ltd., shall be the collateral of the security; the tariff collected at the Husa River Cascade 3 Hydroelectric Station, Cascade 4 Hydroelectric Station and the Mangxian Hydroelectric Station under Yingjiang County Qinrui Husahe Electric Hydropower Co., Ltd., shall be pledged for the security.

	3.6.2	The security contracts shall be entered into separately by the Lender, the Borrower and the security-provider.

3.7	Rights and Obligations

	3.7.1	Rights and Obligations of the Borrower

		(1)		It shall utilise loans according to this Contract;

		(2)		it shall repay the principal and interests in full as scheduled;

		(3)		it shall use the loans in accordance with Laws and Regulations or the purpose and method as agreed in the Contract;

(4)

it shall accept and actively cooperate with the Lender and its authorised representative in respect of their supervision and examination on the project construction, financial affairs, usage of the loans and other relevant issues. At the request of the Lender, it shall promptly provide the Lender with data and information related to the Project, the usage of the loans, financial issues and other information as required by the Lender;

		(5)		the Borrower shall notify the Lender in writing in advance and obtain consent from the Lender in the event that:

(i)

it is involved in contracting, leasing, shareholding system restructuring, association, consolidation, merger, M&A, split-off, decrease of registered capital, joint venture, transfer of main assets, significant external investment, bond issuance, application for suspension of business, application for dissolution or bankruptcy, etc;

(ii)

it provides a guarantee of large amount for a third party’s debt or creates mortgage and pledge over its main assets in favour of a third party, as a result of which the repayment ability of the Borrower is affected;

(iii)

prior to the repayment of the principal and interests in full, the Borrower does not create mortgage and pledge over the Project assets or earnings (including anticipated earnings) arising from the loans in favour of the Lender (including the syndicate of which the Lender is a member), and the Borrower creates mortgage and pledge in favour of a third party;

			(iv)	material adjustments occurs to the construction plan or the budgetary estimate of the Project during the implementation of the Project;

			(V)	any other material adverse circumstance on the Borrower’s side which may cause material change to the debtor-creditor relationship under this Contract or affect the creditor’s rights of the Lender;

		(6)		the Borrower shall notify the Lender within 5 Days in writing if any of the following events occurs:

			(i)	the Borrower, its legal representative, principal person in charge or actual controller engage in any illegal activity;

			(ii)	the Borrower is ordered to suspend its production or business, deregistered, or its business license is revoked, or it is terminated;

			(iii)	the Borrower’s financial condition is deteriorating; its production and operation is under server hardship; or any material adverse dispute occurs;

		(iv)	any other circumstance occurs on the Borrower which may have adverse affect on the creditor’s rights.

	(7)		the Borrower shall notify the Lender within 7 Days in writing in the event of:

		(i)	any change of relationship of administrative subordination, any material change of high-level personnel and any material adjustment of the organisation’s structure;

		(ii)	any material change of its name, domicile, business scope and other industrial and commercial registration matters or other matters that require special approval;

		(iii)	any increase of the registered capital or any material amendment to the articles of association;

		(iv)	any change of other material matters on the side of the Borrower which might affect the performance of obligations;

(8)

the Borrower and its investors shall not avoid their obligations owed to the Lender by way of withdrawing funds secretly, transferring of assets or transferring its shares to a third party. It shall not conduct any other behaviour that might damage the interests of the Lender;

(9)

the Borrower shall bear any necessary fees for the legal service, insurance, transportation, evaluation, registration, custody, authentication, notarization in relation to this Contract and the security under this Contract;

	(10)		it shall perform any other obligation as required by Laws and Regulations or agreed by the Parties.

3.7.2	Rights and Obligations of the Lender

(1)

It shall provide the loans to the Borrower in full as scheduled. However, it shall not be liable for any delay caused by the reasons which are not attributable to the Borrower or a person other than the Lender.

(2)

It is entitled to conduct on-site and off-site supervision and examination on the Project construction, production and operation, financial condition, inventory, usage of loans and other aspects, and require the Borrower to provide relevant documents, materials and information in order to check:

(i)

whether the capital, self-raised funds of the Project and other associated funds is in place as scheduled; whether the Project has any material change; whether the accumulative financial expenses match the progress of the Project;

		(ii)	whether the Borrower use the loans for the purpose as agreed in advance; whether the loans are used for investment in equity capital, securities, futures or other speculations;

		(iii)	any other matters which the Lender wants to examine;

(3)

if the Borrower takes any step that may affect the safety of the loans or the performance of its obligations, the Lender may require the Borrower to remedy within a reasonable period, carry out the measures which may protect the creditor’s rights, provide other valid security, or the Lender may cease to provide loans, or declare the acceleration of the loans under this Contract and other contracts, or require the loans to be repaid in advance;

(4)

if the guarantor is ordered to suspend its production or business, deregistered, or its business license is revoked, or it becomes bankrupt or suffers material operations loss, as a result of which its part or total capability as a guarantor may lose, or the value of the assets on which the mortgage or pledge has been created suffers decrease, unexpected damage or loss, or other circumstances which may jeopardise the security occurs, the Lender may require the Borrower to provide other valid security;

		(5)	it shall perform any other obligation as required by Laws and Regulations or agreed by the Parties.

	3.7.3	Other Obligations

3.7.3.1

The Parties shall treat as confidential any business secret and other information in respect of interests of the other Party which are acquired during the execution and the performance of this Contract. Without the consent of such other Party, the Party shall not divulge any information above to any third party, unless as otherwise required by Laws and Regulations.

		3.7.3.2	After the termination of the rights and obligations in this Contract, the Parties shall continue to perform their obligations of notification and assistance in good faith.

4	Supplementary Clauses

The Clauses 4.1, 4.2, 4.3, 4.4, and 4.5 below shall be applicable to the loans under this Contract and binding upon the Parties. Other provisions in this Clause shall not be binding upon the Parties.

4.1	Conditions to the Usage of the Loans

4.1.1

In respect of the loans which have been provided to the Borrower’s account by the Lender according to this Contract, the Borrower shall obtain the Lender’s consent for using such loans if the conditions listed below have not been satisfied: 1. the Borrower shall submit to the Lender an Request Form for Using the Loans; and 2. the Borrower shall assist the Lender in managing the usage of the loans regularly, and the Borrower shall submit materials related to the payment of the loans and relevant acknowledgements of receipt to the Lender after the loans have been provided.

	4.1.2	In respect of the period during which the loans can be used, the interests shall be calculated according to the provisions as agreed.

4.1.3

If the funds of the Borrower are inquired, frozen or deducted or any third party makes claims against the Borrower prior to the satisfaction of the conditions to the usage of the loans, the Borrower shall notify the Lender promptly.

4.2	Monitoring Account

	4.2.1	The Borrower shall open a monitoring account with the Lender, and deposit the amount in sub-clause (2) into such account:

		(1)	the project capital that is corresponding to the percentage of the loans provided by the Lender;

		(2)	all (all / the corresponding percentage of the loans) of the operational or leasing incomes;

		(3)	other: __________________________________.

	4.2.2	If the Borrower change or cancel such account prior to the entire termination of the contractual rights and obligations, the Borrower shall obtain the Lender’s consent.

	4.2.3	Other:_______________________________________.

4.3	Insurance

4.3.1

The Borrower shall take out engineering insurance, property insurance and other insurances related to this Project with an insurance company which is recognized by the Lender in accordance with Laws and Regulations, industry provisions or requirements of the Lender within 10 Days prior to the utilization. The types of the insurance include but not limited to:

(1) property comprehensive insurance;

(2) machinery breakdown and electronic equipment breakdown additional insurance;

(3) _________________________________________________.

4.3.2

The insurance amount of the policy taken out by the Borrower shall be not less than the loans (the total value of the Project/loans) under this Contract; the insurance period shall be extended to the date that is half a year after the expiry of the period of the total loan under this Contract (the date on which the Project is accepted and delivered for production after the completion / the date that is half a year after the expiry of the period of the total loan under this Contract). The Borrower shall renew the insurance according to relevant regulations and the requirements of the Lender, such insurance shall not be suspended or cancelled prior to the full repayment of the loans.

4.3.3

The insurance premium shall be borne by the Borrower and it shall pay the insurance premium on time. In the case that the Lender advances the insurance premium for the Borrower, it may recover the insurance premium and other necessary costs from the Borrower.

4.3.4

During the insurance period, if any accident covered by the insurance occurs, the Borrower shall promptly notify the insurance company and the Lender. The insurance proceeds shall be first used to repay the principal and interests of the loans. If such insurance proceeds are not sufficient, the Lender may recover relevant amount from the Borrower or require the Borrower to provide a separate security. With the consent of the Lender, the insurance proceeds may also be used to remedy the losses arising from the accident.

	4.3.5	Other:__________________________.

4.4	Financial Monitoring

In the event of (1), (2), (3), (4) below, the Borrower shall take measures which are recognised by the Lender to guarantee the debt at the request of the Lender, otherwise, the Lender may exercise the rights as agreed in Clause 5.3 in this Contract:

	(1)	the actual income of the Project during the operational period is less than 60% of the evaluation level;

	(2)	the debt to asset ratio of the Borrower is more than 70%;

	(3)	the Borrower gets bad creditability;

	(4)	the Borrower’s contingent liability ratio is over 50%;

	(5)	other:______________________________.

4.5	Other Agreement

The Parties further agree that: 1. the shareholders of the project company undertakes that: where it income of this Project is not adequate to repay the loans, the comprehensive income may become the source for repayment. 2. no dividends will be paid before the principal and interests of the loans have been fully paid. 3. the Borrower shall open a special account for collecting electricity fees with the Agricultural Bank of China. All the electricity fees shall be managed through this special account. 4, an instalment repayment schedule shall be formulated, and a special account for repayment shall be opened. An amount shall be withdrawn from the comprehensive income according to the repayment percentage and deposited into the special account for repayment on quarterly basis.

5	Legal Liabilities

5.1	The Borrower shall be deemed to breach this Contract if:

	(1)	it breaches the obligations as agreed in this Contract;

	(2)	it fails to perform the undertakings in the Clause 2 of this Contract;

	(3)	it expressly shows or indicates by behaviour that it does not want to repay any due or undue debts;

	(4)	it fails to perform part or all of its obligations under other contracts entered into by the Borrower and the Lender, or the Lender declares that the Borrower has breached the contracts;

	(5)	the Borrower fails to perform or partially perform the contracts.

5.2	The Lender may terminate this Contract and other contracts entered into by the Parties if:

	(1)	the Borrower or the guarantor breaches a contract;

	(2)	the repayment capability of the Borrower or the guarantor may suffer material adverse change;

	(3)	the assets over which the mortgage or pledge has been created may suffer material damage or the value of such assets may decrease;

	(4)	any state policy is adjusted, as a result of which it may cause material adverse affect on the safety of the loans;

	(5)	the Borrower constitute a material breach against other creditors;

	(6)	other circumstances under which a contract may be terminated according to laws and regulations occur.

If the Lender terminates the Contract, the discussion period is 7 Days from the date on which the Lender notifies the Borrower in written, spoken from or other forms.

5.3	If the any of the events in Clauses 5.1 and 5.2 occurs on the Borrower, the Lender may adopt following remedial steps:

(1)

the Lender may require the Borrower or the security-provider to remedy their events of default or other circumstances which might have adverse affect on the safety of the loans within a reasonable period, and implement other debt protection measures or provide other effective security;

(2)

if the Borrower fails to use the loans for the purpose as agreed, fails to repay the loans or pay due interests as agreed, it will be charged compound interests for such default until the principal and the interests have been fully repaid;

	(3)	the Lender may cease to provide loans, recover the provided loans in advance and declare the accelerate the loans under other loan agreements entered into by the Borrower and the Lender;

	(4)	the Lender may exercise legal rights or other rights as agreed against the Borrower, such as set-off rights;

	(5)	the Lender may require the Borrower to bear any compensation for damages and other legal liabilities;

	(6)	the Lender may take any step to protect the assets and other legal measures;

	(7)	the Lender may disclose any breach of the Borrower;

	(8)	other remedies:________________________.

5.4

In the event that the Borrower breaches the Contract, as a result of which the Lender claims against the Lender through litigation or arbitration, the legal fee, business travel expense, implementation fee, evaluation fee and other necessary fees paid by the Lender shall be reimbursed by the Borrower.

5.5

In the event that the Borrower fully performs its obligations under the Contract but the Lender fails to provide loans in full to the Borrower as scheduled, the Lender shall indemnify the Borrower against any loss arising therefrom.

6	Miscellaneous

6.1	Notice

Any notice or other communication by one Party to the other Party shall be sufficiently served by facsimile or by hand to the other Party’s address as set forth in this Contract, until the same is changed by prompt notice given to the other Party.

6.2	Dispute Settlement

	6.2.1	Any dispute arising out of this Contract shall be settled by both Parties though negotiation. If an agreement fails to be reached, either party may adopt the method of (1) as follows:

(1) bring a lawsuit in competent people’s of the place where the Lender is located;

(2) submit the dispute to ___________________for arbitration.

	6.2.2	During the litigation or arbitration, remaining clauses in this Contract which are irrelevant to the dispute shall continue.

6.3	Effectiveness

	6.3.1	This Contract shall come into force upon the execution or affixture of seals by both Parties.

	6.3.2	Place of execution: Yingjiang Sub-branch of the Agricultural Bank of China Limited.

	6.3.3	Any matters uncovered by this Contract shall be negotiated separately by both Parties.

6.3.4	This Contract shall be executed in three original copies. The Borrower, the Lender and the security-provider shall hold one copy respectively. The three copies shall have same legal effect.

The Borrower hereby certifies that the Lender has specified relevant clauses (especially those in bold) to us and has explained the definition, content and legal effect of relevant clauses at the request of us. We have been aware of and understood the clauses above.

Borrower (seal)

Legal Representative/Person in charge or Authorized Representative (signed):

Date: 26 August 2010

Lender (seal)

Legal Representative/Person in charge or Authorized Representative (signed):

Date: 26 August 2010

Instalment Repayment Agreement

Party A: Yingjiang Sub-branch of the Agricultural Bank of China Limited (“Party A”)

Party B: Yunnan Huabang Electric Power Development Co., Ltd. (“Party B”)

In accordance with the loan contract entered into by Party A and Party B on 26 August 2010 (Contract No.: 53010420100000014), Party A shall provide Party B with RMB 50 million general fixed assets loan and Party B shall repay such loans by instalments. Both Parties, after negotiation, have entered into the Instalment Repayment Agreement (this “Agreement”) as follows:

1	The instalment repayment schedule shall be as follows:

Table of Repayment Schedule

Unit: 10000yuan
Year	Q1	Q2	Q3	Q4	Total	Remarks

2011	50	50	50	50	200
2012	50	50	50	50	200
2013	100	300	300	100	800
2014	100	300	300	100	800
2015	100	300	300	100	800
2016	100	300	300	100	800
2017	100	300	300	100	800
2018	100	300	200		600	All the loans will be fully repaid before they are due.
Total	700	1900	1800	600	5000

2

Party A shall provide the loans according to the loan contract and Party B shall perform its repayment obligation pursuant to the repayment schedule above. If Party B fails to perform such obligation according to the instalment repayment schedule of this Agreement, Party A may collect default interests on the overdue amount, freeze the Borrower’s settlement account, sell the Borrower’s power station by auction or take other steps to protect the safety of the loans according to the Loan Contract.

3	This Agreement shall be an integral part of the Loan Contract (No. 53010420100000014) and has the same legal effect as the Loan Contract.

4	In the event that any change shall be made to this Agreement, both Parties shall, after negotiation, sign a new repayment agreement.

5	This Agreement shall be executed in two original copies. Each Party shall hold one copy. This Agreement shall come into force upon the execution by both Parties.

Party A: Yingjiang Sub-branch of the Agricultural Bank of China Limited (seal)	Party B: Yunnan Huabang Electric Power Development Co., Ltd.(seal)

Person in charge or Authorized Representative (seal):	Legal Representative or Authorized Representative (signed):

Date of Execution: 26 August 2010

Place of Execution: Yingjiang Sub-branch of the Agricultural Bank of China Limited